Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Enlight Renewable Energy Ltd.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, NIS 0.1 par value per share, subject to outstanding options issued pursuant to the 2010 Plan (as defined below)	Other	7,860,272 shares(2)	$9.09(3)	$71,449,872.50	$110.20 per $1,000,000	$7,873.78
Equity	Ordinary shares, NIS 0.1 par value per share, reserved for issuance pursuant to the 2010 Plan (as defined below)	Other	7,139,728 shares(4)	$16.13(5)	$115,163,812.64	$110.20 per $1,000,000	$12,691.05
Total Offering Amounts					$186,613,685.14		$20,564.83
Total Fee Offsets(6)							$0
Net Fee Due							$20,564.83

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional ordinary shares that may be issued pursuant to the Enlight Renewable Energy Ltd. Employee Option Allocation Plan – 2010, including any amendments or sub-plans thereto (the “2010 Plan”) as the result of any future share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares.

(2)
Represents 7,860,272 ordinary shares subject to outstanding options issued under the 2010 Plan. To the extent outstanding awards under the 2010 Plan are forfeited or lapse unexercised, the ordinary shares subject to such awards will again be available for future issuance under the 2010 Plan.

(3)
This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon the average exercise price of the Registrant’s outstanding options issued pursuant to the 2010 Plan.

(4)
Represents 7,139,728 ordinary shares reserved for issuance under the 2010 Plan. To the extent awards issued under the 2010 Plan are forfeited or lapse unexercised, the ordinary shares subject to such awards will again be available for future issuance under the 2010 Plan.

(5)
This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon the average of the high and the low price of the Registrant’s ordinary shares as reported on the Nasdaq Global Select Market on April 17, 2023.

(6)	The Registrant does not have any fee offsets.